UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
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Exchange Act of 1934 (Amendment No. ___)
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Cape Bancorp, Inc.

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[CAPE BANCORP LOGO]
March 19, 2010
Dear Stockholder:
We cordially invite you to attend the 2010 Annual Meeting of Stockholders of Cape Bancorp, Inc., the parent company of Cape Bank. The Annual Meeting will be held at The Cape Bank Conference Center, located at 211 North Main Street, Cape May Court House, New Jersey 08210, at 10:00 a.m., local time, on April 26, 2010.
The enclosed Notice of Annual Meeting and Proxy Statement describes the formal business to be transacted. During the Annual Meeting we will also report on the operations of Cape Bancorp, Inc. and Cape Bank. Our directors and officers will be present to respond to any questions that stockholders may have.
The business to be conducted at the Annual Meeting includes the election of three directors and the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2010.
Our Board of Directors has determined that the matters to be considered at the Annual Meeting are in the best interests of Cape Bancorp, Inc. and its stockholders. For the reasons set forth in the Proxy Statement, the Board of Directors unanimously recommends a vote “FOR” the matters to be considered.
Also enclosed for your review is our Annual Report on Form 10-K for the year ended December 31, 2009, which contains detailed information concerning our activities and operating performance. On behalf of the Board of Directors, we urge you to complete, sign, date and return the enclosed proxy card as soon as possible in the enclosed postage-paid envelope. Voting in advance of the Annual Meeting will not prevent you from voting in person, but will assure that your vote is counted if you are unable to attend the Annual Meeting.
Sincerely,
/s/ Michael D. Devlin
Michael D. Devlin
President and Chief Executive Officer

CAPE BANCORP, INC.
225 North Main Street
Cape May Court House, New Jersey 08210
(609) 465-5600

NOTICE OF
2010 ANNUAL MEETING OF STOCKHOLDERS
To Be Held On April 26, 2010
Notice is hereby given that the 2010 Annual Meeting of Stockholders of Cape Bancorp, Inc. will be held at The Cape Bank Conference Center, 211 North Main Street, Cape May Court House, New Jersey 08210, on April 26, 2010 at 10:00 a.m., local time.
A Proxy Card and a Proxy Statement for the Meeting are enclosed.
The Meeting is for the purpose of considering and acting upon:
1.	The election of three directors;

2.	The ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2010; and
such other matters as may properly come before the Meeting, or any adjournments thereof. The Board of Directors is not aware of any other business to come before the Meeting.
Any action may be taken on the foregoing proposal at the Meeting on the date specified above, or on any date or dates to which the Meeting may be adjourned. Stockholders of record at the close of business on March 5, 2010, are the stockholders entitled to vote at the Meeting, and any adjournments thereof.
EVEN IF YOU DO NOT PLAN TO ATTEND THE MEETING, YOUR VOTE IS VERY IMPORTANT REGARDLESS OF THE NUMBER OF SHARES YOU OWN. WE URGE YOU TO VOTE BY COMPLETING, SIGNING, DATING AND RETURNING THE ENCLOSED PROXY CARD WITHOUT DELAY IN THE ENCLOSED POSTAGE-PAID ENVELOPE. ANY PROXY THAT YOU GIVE MAY BE REVOKED AT ANY TIME BEFORE IT IS EXERCISED. YOU MAY REVOKE A PROXY BY FILING WITH THE SECRETARY OF CAPE BANCORP, INC. A WRITTEN REVOCATION OR A DULY EXECUTED PROXY BEARING A LATER DATE. IF YOU ATTEND THE MEETING YOU MAY REVOKE YOUR PROXY AND VOTE PERSONALLY ON EACH MATTER BROUGHT BEFORE THE MEETING. HOWEVER, IF YOUR SHARES ARE NOT REGISTERED IN YOUR NAME, YOU WILL NEED ADDITIONAL DOCUMENTATION FROM YOUR RECORD HOLDER TO VOTE PERSONALLY AT THE MEETING.

By Order of the Board of Directors
/s/ Joan B. Ditmars
Joan B. Ditmars
Corporate Secretary
Cape May Court House, New Jersey
March 19, 2010
A SELF-ADDRESSED ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE. NO POSTAGE IS REQUIRED IF MAILED WITHIN THE UNITED STATES.
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON APRIL 26, 2010—THIS PROXY STATEMENT AND CAPE BANCORP INC.’S 2009 ANNUAL REPORT TO STOCKHOLDERS ARE EACH AVAILABLE AT www.cfpproxy/6370.

Proxy Statement
CAPE BANCORP, INC.
225 North Main Street
Cape May Court House, New Jersey 08210
(609) 465-5600
2010 ANNUAL MEETING OF STOCKHOLDERS
April 26, 2010
This Proxy Statement is furnished in connection with the solicitation of proxies on behalf of the Board of Directors of Cape Bancorp, Inc. to be used at the 2010 Annual Meeting of Stockholders of Cape Bancorp, Inc., which will be held at The Cape Bank Conference Center, 211 North Main Street, Cape May Court House, New Jersey 08210, on April 26, 2010, at 10:00 a.m., local time, and all adjournments of the annual meeting. The accompanying Notice of Annual Meeting of Stockholders and this Proxy Statement are first being mailed to stockholders on or about March 19, 2010.
REVOCATION OF PROXIES
Stockholders who execute proxies in the form solicited hereby retain the right to revoke them in the manner described below. Unless so revoked, the shares represented by such proxies will be voted at the annual meeting and all adjournments thereof. Proxies solicited on behalf of our Board of Directors will be voted in accordance with the directions given thereon. You may vote by signing and returning your Proxy Card to Cape Bancorp, Inc. Proxies we receive that are signed, but contain no instructions for voting, will be voted “FOR” the proposal set forth in this Proxy Statement for consideration at the annual meeting.
Proxies may be revoked by sending written notice of revocation to the Corporate Secretary of Cape Bancorp, Inc., Joan B. Ditmars, at the address shown above or by returning a duly executed proxy bearing a later date by mail. The presence at the annual meeting of any stockholder who had given a proxy shall not revoke such proxy unless the stockholder delivers his or her ballot in person at the annual meeting or delivers a written revocation to the Secretary prior to the voting of such proxy.
VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF
Holders of record of our shares of common stock, par value $0.01 per share, as of the close of business on March 5, 2010 are entitled to one vote for each share then held. As of March 5, 2010, there were 13,313,521 shares of common stock issued and outstanding. The presence in person or by proxy of a majority of the outstanding shares of common stock entitled to vote is necessary to constitute a quorum at the annual meeting. Abstentions and broker non-votes will be counted for purposes of determining that a quorum is present.
Routine and Non-Routine Proposals. Applicable rules determine whether proposals presented at stockholder meetings are routine or non-routine. If a proposal is routine, a broker or other entity holding shares for an owner in street name may vote on the proposal without receiving voting instructions from the owner. If a proposal is non-routine, the broker or other entity may vote on the proposal only if the owner has provided voting instructions. The New York Stock Exchange (“NYSE”) allows its member-brokers to vote shares held by them for their customers on matters the NYSE determines are routine, even though the brokers have not received voting instructions from their customers. The NYSE currently considers the proposal to ratify our independent auditors (Item 2) as a routine matter. Your broker, therefore, may vote your shares in its discretion on this routine matter if you do not instruct your broker how to vote on them. If the NYSE does not consider a matter routine, then your broker is prohibited from voting your shares on the matter unless you have given voting instructions on that matter to your broker. Unlike previous years, the NYSE no longer considers the election of directors to be routine (Item 1). Therefore, brokers holding shares for their customers will not have the ability to cast votes with respect to the election of directors unless they have received instructions from their customers. It is important, therefore, that you provide instructions to your broker if your shares are held by a broker so that your vote with respect to the election of directors is counted.

As to the election of directors, the Proxy Card being provided by the Board of Directors enables a stockholder to vote FOR ALL NOMINEES proposed by the Board, to WITHHOLD AUTHORITY FOR ALL NOMINEES or to vote FOR ALL EXCEPT one or more of the nominees being proposed. Directors are elected by a plurality of votes cast, without regard to either broker non-votes, or proxies as to which the authority to vote for the nominees being proposed is withheld.
As to the ratification of KPMG LLP as our independent registered public accounting firm, by checking the appropriate box, a stockholder may: (i) vote “FOR” the ratification; (ii) vote “AGAINST” the ratification; or (iii) “ABSTAIN” from voting on such ratification. The affirmative vote of a majority of the shares represented at the annual meeting and entitled to vote is required for the ratification of KPMG LLP as the independent registered public accounting firm for the year ending December 31, 2010. Shares as to which the “ABSTAIN” box has been selected on the proxy card will be counted as shares represented and entitled to vote and will have the same effect as a vote against the matter. Broker non-votes are considered not represented at the annual meeting and not entitled to vote on the matter.
Persons and groups who beneficially own in excess of 5% of our shares of common stock are required to file certain reports with the Securities and Exchange Commission regarding such ownership pursuant to the Securities Exchange Act of 1934. The following table sets forth, as of March 5, 2010, the shares of our common stock beneficially owned by each person known to us who was the beneficial owner of more than 5% of the outstanding shares of our common stock.

	Amount of Shares
	Owned and Nature	Percent of Shares
	of Beneficial	of Common Stock
Name and Address of Beneficial Owners	Ownership (1)	Outstanding

Sy Jacobs(2)	1,218,699	9.2
One Fifth Avenue New York, New York 10003

Patriot Financial Partners, GP, LLC(3)	1,138,505	8.6
Cira Centre 2929 Arch Street, 27th Floor Philadelphia, PA 19104

Cape Bank (4)	1,063,022	8.0
Employee Stock Ownership Plan 225 North Main Street Cape May Court House, New Jersey 08210

Wellington Management Company, LLP(5)	768,895	5.8
75 Boston Street Boston, MA 02109

(1)	In accordance with Rule 13d-3 under the Securities Exchange Act of 1934, a person is deemed to be the beneficial owner for purposes of this table, of any shares of common stock if he has shared voting or investment power with respect to such security, or has a right to acquire beneficial ownership at any time within 60 days from the date as of which beneficial ownership is being determined. As used herein, “voting power” is the power to vote or direct the voting of shares and “investment power” is the power to dispose or direct the disposition of shares, and includes all shares held directly as well as by spouses and minor children, in trust and other indirect ownership, over which shares the named individuals effectively exercise sole or shared voting or investment power.

(2)	Based on a Schedule 13G filed jointly on February 16, 2010 by Sy Jacobs, Jacobs Asset Management, LLC, a Delaware limited liability company, JAM Managers, L.L.C., a Delaware limited liability company and JAM Partners, LP, a Delaware limited partnership company, the 1,218,699 shares listed is presumed to include all of the shares jointly owned by these parties.

(3)	Based on a Schedule 13D/A filed jointly on November 12, 2009 by Patriot Financial Partners, GP, LLC, a Delaware limited liability company, Patriot Financial Partners Parallel, L.P., a Delaware limited partnership company and Patriot Financial Partners GP, L.P. a Delaware limited partnership company, the 1,138,505 shares listed is presumed to include all of the shares jointly owned by these parties. The Schedule 13D/A filed on November 12, 2009 reported 1,032,105 shares, another 106,400 shares were purchased after the filing bringing the total shares purchased to date 1,138,505.

(4)	Based on a Schedule 13G/A filed by Cape Bank Employee Stock Ownership Plan Trust on January 26, 2010, a New Jersey Trust.

(5)	Based on a Schedule 13G/A filed by Wellington Management, LLP on February 12, 2010, a Massachusetts limited liability company.

Participants in the Cape Bank ESOP or 401(k) Plan
If you participate in the Cape Bank Employee Stock Ownership Plan (the “ESOP”) or if you hold Cape Bancorp common stock through the Cape Bank Employees’ Savings & Profit Sharing Plan (the “401(k) Plan”), you will receive vote authorization forms for the plans that reflect all shares you may direct the trustees to vote on your behalf under the plans. Under the terms of the ESOP, the ESOP trustee votes all shares held by the ESOP, but each ESOP participant may direct the trustee how to vote the shares of common stock allocated to his or her account. The ESOP trustee, subject to the exercise of its fiduciary responsibilities, will vote all unallocated shares of Cape Bancorp common stock held by the ESOP and allocated shares for which no voting instructions are received in the same proportion as shares for which it has received timely voting instructions. Under the terms of the 401(k) Plan, a participant is entitled to provide instructions for all shares credited to his or her 401(k) Plan account and held in the Cape Bancorp, Inc. Stock Fund. Shares for which no voting instructions are given or for which instructions were not timely received will be voted in the same proportion as shares for which voting instructions were received. The deadline for returning your voting instructions is April 19, 2010.

PROPOSAL I — ELECTION OF DIRECTORS
Our Board of Directors consists of 10 members. Our bylaws provide that our Board of Directors shall be divided into three classes, and one class of directors is to be elected annually. Our directors are generally elected to serve for a three-year period, or a shorter period if the director is elected to fill a vacancy, and until their respective successors shall have been elected and shall qualify. Three directors will be elected at the annual meeting and will serve until their successors have been elected and qualified. The Nominating Committee has nominated Frank J. Glaser, David C. Ingersoll, Jr., and Thomas K. Ritter to serve as directors for three-year terms. Each of the nominees is currently a member of the Board of Directors.
The following table sets forth certain information regarding the composition of our Board of Directors as of March 5, 2010, including the terms of office of Board members. It is intended that the proxies solicited on behalf of the Board of Directors (other than proxies in which the vote is withheld as to the nominee) will be voted at the annual meeting for the election of the nominees identified below. If the nominees are unable to serve, the shares represented by all such proxies will be voted for the election of such substitute as the Board of Directors may recommend. At this time, the Board of Directors knows of no reason why the nominees might be unable to serve, if elected. Except as indicated herein, there are no arrangements or understandings between the nominees and any other person pursuant to which such nominees were selected.

					Shares of Common
		Positions	Director	Current Term	Stock Beneficially		Percent
Name (1)	Age	Held in Cape Bancorp, Inc.	Since (2)	to Expire	Owned (3)		of Class

NOMINEES

Frank J. Glaser	61	Director	2006	2010	10,000	(4)	*
David C. Ingersoll, Jr.	63	Director	1977	2010	36,000		*
Thomas K. Ritter	54	Director	2008	2010	236,589	(5)	1.8%

DIRECTORS CONTINUING IN OFFICE

Agostino R. Fabietti	65	Director	2008	2011	89,696	(6)	*
Louis H. Griesbach, Jr.	73	Director	1977	2011	10,500	(7)	*
Joanne D. Kay	64	Director	2002	2011	6,000		*
James J. Lynch	60	Director	2009	2011	1,138,505	(8)	8.6%
Michael D. Devlin	60	Director and Chief Executive Officer/President	2008	2012	165,913	(9)	1.3%
Robert F. Garrett, III	72	Chairman	1974	2012	27,500	(10)	*
Matthew J. Reynolds	39	Director	2004	2012	20,450	(11)	*

EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS

Robert J. Boyer	57	Executive Vice President/ Chief Operating Officer			52,116	(12)	*
Guy A. Deninger	62	Executive Vice President/ Chief Lending Officer			39,858	(13)	*
Guy Hackney	55	Senior Vice President/ Chief Financial Officer			17,031	(14)	*

*	Less than 1% of the 13,313,521 shares of the outstanding Cape Bancorp, Inc. common stock.

(1)	The mailing address for each person listed is 225 North Main Street, Cape May Court House, New Jersey 08210.

(2)	Includes service on the board of Cape Bank.

(3)	See definition of “beneficial ownership” in the table in “Voting Securities and Principal Holders Thereof.”

(4)	Includes 5,000 shares held by Mr. Glaser in an individual retirement account and 5,000 shares owned by a company controlled by Mr. Glaser.

(5)	Includes 158,200 shares held by Mr. Ritter’s spouse and 71,000 shares owned by a company controlled by Mr. Ritter.

(6)	Includes 71,696 shares held by Mr. Fabietti’s spouse and 5,000 shares in an individual retirement account.

(7)	Includes 5,000 shares held by Mr. Griesbach’s spouse and 500 shares held by Mr. Griesbach in an individual retirement account.

(8)	Includes 1,138,505 shares held in a partnership in which Mr. Lynch is a member.

(9)	Includes 29,068 shares held by Mr. Devlin’s spouse, 26,507 shares held by Mr. Devlin in an individual retirement account, 14,027 shares held in by Mr. Devlin in a Cape Bank 401(k) plan and 2,386 shares held by Mr. Devlin in a Cape Bank Employee Stock Ownership Plan.

(10)	Includes 26,000 shares held by Mr. Garrett in an individual retirement account and 1,000 shares held by trust.

(11)	Includes 5,250 shares held by Mr. Reynold’s company 401(k) plan and 4,000 shares held by Mr. Reynolds in an individual retirement account.

(12)	Includes 14,000 shares held by Mr. Boyer’s spouse, 1,000 shares by Mr. Boyer’s son, 1,000 shares held by Mr. Boyer’s daughter, 1,000 shares held by Mr. Boyer’s stepson, 2,833 shares held by Mr. Boyer in a Cape Bank 401(k) plan and 2,283 shares held in a Cape Bank Stock Ownership Plan.

(13)	Includes 2,187 shares held by Mr. Deninger in a Cape Bank Employee Stock Ownership Plan.

(14)	Includes 3,206 shares held by Mr. Hackney in an individual retirement account, 7,228 shares held by Mr. Hackney in a Cape Bank 401(k) plan and 2,064 shares held by Mr. Hackney in a Cape Bank Employee Stock Ownership Plan.

Directors
The biographies of each of the nominees and continuing directors below contains information regarding the person’s service as a director, business experience, director positions held currently or at any time during the last five years, information regarding involvement in certain legal or administrative proceedings, if applicable, and the experiences, qualifications, attributes or skills that caused the Corporate Governance Committee and the Board to determine that the person should serve as a director for the Company beginning in 2010.
Michael D. Devlin has served as a director since January 31, 2008 and President and Chief Executive Officer since January 27, 2009. Mr. Devlin was Executive Vice President/Chief Operating Officer since January 31, 2008, having served as the Chairman, President and Chief Executive Officer of Boardwalk Bancorp, Inc. and Boardwalk Bank since 1999 until the merger with Cape Bancorp, Inc. and Cape Bank. Mr. Devlin currently serves as a member of the Board of Directors of Marquette National Corporation, a bank holding company based in Chicago, Illinois. Mr. Devlin brings extensive banking and management expertise to the board of directors.
Agostino R. Fabietti has served as a director since January 31, 2008, previously serving as a director of Boardwalk Bancorp, Inc. and Boardwalk Bank since 1999. He is a principal of Fabietti, Hale and Associates, a regional accounting firm which provides accounting and financial services to businesses, professional corporations and individuals. Mr. Fabietti oversees 10 employees at Fabietti, Hale and Associates. Mr. Fabietti is a certified public accountant and his background in public accounting enhances the board of director’s oversight of financial reporting and its relationship with its independent public accounting firm.
Robert F. Garrett, III has served as Chairman of the Board of Cape Bank since 1986 and as a director since 1974. Mr. Garrett is a practicing attorney and partner with the law firm of Loveland and Garrett, headquartered in Ocean City, New Jersey. His knowledge of trusts, estates and real estate law provides the board of directors an important perspective on these matters.
Frank J. Glaser has served as a director of Cape Bank since 2006. Mr. Glaser is the President and owner of James Candy Company, a retail, manufacturing and mail order business headquartered in Atlantic City, New Jersey. Mr. Glaser’s experience managing a local business and his knowledge of the local business markets provides the board of directors a unique perspective.
Louis H. Griesbach, Jr. has served as a director of Cape Bank since 1977. Mr. Griesbach is the retired owner of Louis H. Griesbach, Inc., an electrical contracting company based in Cape May County. He is also a certified residential real estate appraiser and previously conducted residential appraisals and review appraisals for Cape Bank. Mr. Griesbach’s knowledge of local business and real estate matters are of significant value to the board of directors.
David C. Ingersoll, Jr. has served as a director of Cape Bank since 1977. Mr. Ingersoll is the owner and President of Ingersoll-Greenwood, a funeral home located in North Wildwood, New Jersey. Mr. Ingersoll has extensive knowledge of the local markets and communities served by Cape Bank.
Joanne D. Kay has served as a director of Cape Bank since 2002. Ms. Kay is a practicing attorney and partner with the law firm of Kay & Kay, headquartered in Wildwood, New Jersey. Ms. Kay’s practice focuses on wills, estates, probate, inheritance and estate tax matters, which provides the board of directors additional insights into these business activities.
James J. Lynch is a managing partner of Patriot Financial Partners a firm focused on investing in community banks, headquartered in Philadelphia, Pennsylvania. He previously served as Vice Chairman of Sovereign Bancorp and Chief Executive Officer of the Mid-Atlantic Division for Sovereign Bank. He also served in the positions of Chairman, President, and Chief Executive Officer of Fleet Bank of Pennsylvania, President and Chief Executive Officer of Summit Bank of Pennsylvania and Chairman, President and Chief Executive Officer of Prime Bank. Mr. Lynch was appointed a director of the Company on February 23, 2009. Mr. Lynch has considerable experience in and knowledge of the capital markets, as well as significant executive level banking experience, which are valuable to the board of directors in its assessment of Cape Bancorp’s sources and uses of capital.

Matthew J. Reynolds has served as a director of Cape Bank since 2004. Mr. Reynolds is a Certified Public Accountant and is a partner at Capaldi, Reynolds and Pelosi, a certified public accounting firm located in Northfield, New Jersey. Mr. Reynolds is the Co-Managing Partner of Capaldi, Reynolds and Pelosi, overseeing 45 employees. Capaldi, Reynolds and Pelosi provides auditing, tax planning and compliance and business consulting services. Mr. Reynolds is also co-managing partner of CRA Financial Services, a registered investment advisory firm. Mr. Reynolds has multiple investment and insurance licenses, including the National Association of Securities Dealers Series 66, and is a Certified Financial Planner. Prior to joining Capaldi, Reynolds and Pelosi, Mr. Reynolds was an auditor with Arthur Anderson Co., focusing on the financial services industry. Mr. Reynolds brings extensive accounting experience that benefits the board in its oversight of financial reporting and disclosure issues. Mr. Reynolds chairs the Compensation Committee and is a member of the Audit Committee.
Thomas K. Ritter has served as a director since January 31, 2008, previously serving as a director of Boardwalk Bancorp, Inc. and Boardwalk Bank since 1999. He is the owner and President of A. E. Stone, Inc. of Pleasantville, New Jersey. A. E. Stone, Inc. is a company engaged in the manufacture of asphalt and an asphalt paving contractor. Mr. Ritter is a certified public accountant (retired). Mr. Ritter brings extensive knowledge of the local commercial real estate industry to the board of directors.
Executive Officers of Cape Bank Who Are Not Also Directors
Robert J. Boyer has been employed by Cape Bank since 1980 and has served as Chief Operating Officer since January 27, 2009. Previously, Mr. Boyer was Executive Vice President/Chief Financial Officer. He has 29 years of experience with the Bank.
Guy A. Deninger has served as Executive Vice President/Chief Lending Officer since January 31, 2008. Prior to that time, Mr. Deninger served as Executive Vice President/Chief Lending Officer of Boardwalk Bank since 1999.
Guy Hackney has served as Chief Financial Officer since January 27, 2009. Mr. Hackney previously served as Senior Vice President, Accounting and Finance, at Cape Bank since the merger of Boardwalk Bank into Cape Bank on January 31, 2008. Prior to that time, Mr. Hackney was Controller of Boardwalk Bank for four years.
Board Independence and Leadership Structure
The board of directors affirmatively determines the independence of each director in accordance with Nasdaq Stock Market rules, which include all elements of independence set forth in the Nasdaq listing standards. Based on these standards, the board of directors has determined that each of the following directors is independent of Cape Bancorp, Inc.:

Agostino R. Fabietti	Joanne D. Kay
Robert F. Garrett	James J. Lynch
Frank J. Glaser	Matthew J. Reynolds
Louis H. Griesbach, Jr.	Thomas K. Ritter
David C. Ingersoll, Jr.
The Board of Directors has determined that having an independent director serve as Chairman of the Board is in the best interest of shareholders at this time. Although this is the structure we have assumed over the years, this structure has been particularly useful given the Company’s relatively new Chief Executive Officer as the Board has considered significant changes in the Company’s portfolio and strategic direction. The structure ensures a greater role for the independent directors in the oversight of the Company and active participation of the independent directors in setting agendas and establishing Board priorities and procedures.

Meetings and Committees of the Board of Directors
The business of Cape Bancorp, Inc. is conducted at regular and special meetings of the full Board and its standing committees. In addition, our independent directors meet in executive sessions. The standing committees consist of the Compensation, Audit and Nominating and Corporate Governance Committees. During the year ended December 31, 2009, Cape Bancorp, Inc. and Cape Bank held regular and special meetings. The board of Cape Bancorp, Inc. met at twelve regular meetings and two special meetings and the board of Cape Bank met at sixteen regular meetings during the year ended December 31, 2009. No member of the Board or any committee thereof attended fewer than 75% of the aggregate of: (i) the total number of meetings of the Board of Directors (held during the period for which he/she has been a director); and (ii) the total number of meetings held by all committees of the Board on which he/she served (during the periods that he/she served). The duties and responsibilities of the Compensation, Audit and Nominating Committees are as follows:
Compensation Committee. The Compensation Committee is comprised of independent, non-employee directors. The members of the Compensation Committee consist of Directors Reynolds, who serves as Chairman, Garrett, Glaser, Griesbach, Jr. and Ritter. The Compensation Committee meets at least annually or more frequently if necessary. Our Board of Directors has adopted a written charter for the Committee, which is available at our website at www.capebanknj.com. The Compensation Committee met five times during the year ended December 31, 2009. The purpose of the Compensation Committee is to, among other things, assist the Board in fulfilling its responsibilities regarding the compensation and benefits of our directors and executive management.
In furtherance of these objectives, the Compensation Committee is responsible for:
•	Reviewing, evaluating and recommending objectives relevant to the Chief Executive Officer’s compensation; evaluating the Chief Executive Officer’s performance relative to established goals; and reviewing, evaluating and recommending to the Board the Chief Executive Officer’s compensation;
•	Reviewing, evaluating and recommending, in consultation with the Chief Executive Officer, goals relevant to the compensation of our other executive management; and reviewing such officers’ performance in light of these goals and recommending to the Board such officers’ compensation based on this evaluation;
•	Establishing and administering our incentive cash compensation program for executive management;
•	Reviewing, evaluating and recommending, in consultation with the Nominating and Corporate Governance Committee, the compensation to be paid to our directors and to directors of our affiliates for their service on the Board;
•	Reviewing, evaluating and recommending the terms of employment and severance agreements and arrangements for executive management, including any change of control and indemnification provisions, as well as other compensatory arrangements and perquisite programs for executive management; and
•	Reviewing and approving changes in our qualified benefit plans that result in a material change in costs or the benefit levels provided and changes in a plan trustee, administrator, or service provider.
The Compensation Committee, in performing these duties and responsibilities with respect to director and executive officer compensation, utilizes survey information provided by compensation consultants.

Audit Committee. The Audit Committee consists of Directors Griesbach, Jr., who serves as Chairman, Fabietti, Ingersoll and Reynolds. Each member of the Audit Committee is “independent” as defined in the Nasdaq corporate governance listing standards and under Securities and Exchange Commission Rule 10A-3. The Board of Directors has determined that each of Directors Reynolds and Fabietti qualifies as an “audit committee financial expert” as that term is used in the rules and regulations of the Securities and Exchange Commission. Information with respect to the experience of Directors Reynolds and Fabietti is included in “—Directors.” Our Board of Directors has adopted a written charter for the Audit Committee, which is available at our website at www.capebanknj.com. The Audit Committee met seven times during the year ended December 31, 2009.
The duties and responsibilities of the Audit Committee include, among other things:
•	Monitoring and overseeing the integrity of our accounting and financial reporting process, audits, financial statements and systems of internal controls;
•	Monitoring and overseeing the independence and performance of our external auditors, internal auditors and outsourced internal audit consultants;
•	Facilitating communication among the external auditors, management, internal auditors, and the outsourced internal audit consultants; and
•	Maintaining oversight of the external auditors, including the appointment, compensation, retention and, when considered necessary, the dismissal of the external auditors.
Audit Committee Report
The Audit Committee has issued a report that states as follows:
•	We have reviewed and discussed with management and the independent registered public accounting firm our audited consolidated financial statements for the year ended December 31, 2009;
•	We have discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, as amended; and
•	We have received the written disclosures and the letter from the independent registered public accounting firm required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” and have discussed with the independent registered public accounting firm their independence.
Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2009 for filing with the Securities and Exchange Commission.
The Audit Committee
Louis H. Griesbach, Jr. (Chair)
Agostino R. Fabietti
David C. Ingersaoll, Jr.
Matthew J. Reynolds

Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee consists of Directors Glaser, who serves as Chairman, Fabietti, Garrett, Kay and Lynch. Each member of the Nominating and Corporate Governance Committee is considered “independent” as defined in the Nasdaq corporate governance listing standards. Our Board of Directors has adopted a written charter for the Committee, which is available at our website at www.capebanknj.com. The Nominating and Corporate Governance Committee met three times during the year ended December 31, 2009. The purpose of the Nominating and Corporate Governance Committee is to assist the Board of Directors in identifying qualified individuals to become Board members; recommending to the Board director nominees for the next annual meeting of shareholders; determining the size and composition of the Board and its committees; monitoring a process to assess Board effectiveness; developing and implementing corporate governance principles; and developing and implementing our Code of Conduct and Ethics.
The Nominating and Corporate Governance Committee identifies nominees by first evaluating the current members of the Board of Directors willing to continue in service. Current members of the Board with skills and experience that are relevant to our business and who are willing to continue in service are first considered for re-nomination, balancing the value of continuity of service by existing members of the Board with that of obtaining a new perspective. In addition, the Committee is authorized by its charter to engage a third party to assist in the identification of director nominees, if it chooses to do so. The Nominating and Corporate Governance Committee would seek to identify a candidate who, at a minimum, satisfies the following criteria:
•	the highest personal and professional ethics and integrity and whose values are compatible with our values;
•	experience and achievements that have given them the ability to exercise and develop good business judgment;
•	a willingness to devote the necessary time to the work of the Board and its committees, which includes being available for Board and committee meetings;
•	a familiarity with the communities in which we operate and/or is actively engaged in community activities;
•	involvement in other activities or interests that do not create a conflict with their responsibilities to Cape Bancorp and its stockholders; and
•	the capacity and desire to represent the balanced, best interests of our stockholders as a group, and not primarily a special interest group or constituency.
The Nominating and Corporate Governance Committee will also take into account whether a candidate satisfies the criteria for “independence” under the Nasdaq corporate governance listing standards.
Procedures for the Recommendation of Director Nominees by Stockholders. In February 2008, in connection with our becoming a public company, the Nominating and Corporate Governance Committee adopted procedures for the submission of recommendations for director nominees by stockholders. If a determination is made that an additional candidate is needed for the Board of Directors, the Nominating and Corporate Governance Committee will consider candidates submitted by our stockholders. Stockholders can submit the names of qualified candidates for director by writing to us at 225 North Main Street, Cape May Court House, New Jersey 08210, Attention: Corporate Secretary.
The submission must include the following information:
•	a statement that the writer is a stockholder and is proposing a candidate for consideration by the Committee;
•	the name and address of the stockholder as they appear on our books, and number of shares of our common stock that are owned beneficially by such stockholder (if the stockholder is not a holder of record, appropriate evidence of the stockholder’s ownership will be required);

•	the name, address and contact information for the candidate, and the number of shares of our common stock that are owned by the candidate (if the candidate is not a holder of record, appropriate evidence of the stockholder’s ownership should be provided);
•	a statement of the candidate’s business and educational experience;
•	such other information regarding the candidate as would be required to be included in the proxy statement pursuant to Securities and Exchange Commission Regulation 14A;
•	a statement detailing any relationship between the candidate and Cape Bancorp and its affiliates;
•	a statement detailing any relationship between the candidate and any customer, supplier or competitor of Cape Bancorp or its affiliates;
•	detailed information about any relationship or understanding between the proposing stockholder and the candidate; and
•	a statement of the candidate that the candidate is willing to be considered and willing to serve as a Director if nominated and elected.
A nomination submitted by a stockholder for presentation by the stockholder at an annual meeting of stockholders must comply with the procedural and informational requirements described in our Bylaws.
Stockholder Communications with the Board. A stockholder of Cape Bancorp, Inc. who wants to communicate with the Board of Directors or with any individual director can write to us at 225 North Main Street, Cape May Court House, New Jersey 08210, Attention: Corporate Secretary. The letter should indicate that the author is a stockholder and, if shares are not held of record, should include appropriate evidence of stock ownership. Depending on the subject matter, the Corporate Secretary will:
•	forward the communication to the director or directors to whom it is addressed; or
•	attempt to handle the inquiry directly, or forward the communication for response by another employee of Cape Bancorp, Inc. For example, a request for information about us on a stock-related matter may be forwarded to our investor relations officer; or
•	not forward the communication if it is primarily commercial in nature, relates to an improper or irrelevant topic, or is unduly hostile, threatening, illegal or otherwise inappropriate.
The Corporate Secretary will make those communications that were not forwarded available to the directors on request.
Attendance at Annual Meetings of Stockholders
Although we do not have a formal written policy regarding director attendance at annual meetings of stockholders, it is expected that directors will attend these meetings, absent unavoidable scheduling conflicts. All directors attended the 2009 Annual Meeting of Stockholders.
Codes of Conduct and Ethics
We have adopted a Code of Conduct and Ethics for Senior Financial Officers that is applicable to our principal executive officer, principal financial officer and principal accounting officers. The Code of Conduct and Ethics for Senior Financial Officers is available on our website at www.capebanknj.com. Amendments and waivers from the Code of Conduct and Ethics for Senior Financial Officers will be disclosed in the manner required by applicable law, rule or listing standard.

We annually adopt a Code of Conduct and Ethics that is applicable to all employees, officers and directors. Employees, officers and directors acknowledge that they will comply with all aspects of the Code of Conduct and Ethics for Employees, Officers and Directors.
Section 16(a) Beneficial Ownership Reporting Compliance
The common stock is registered pursuant to Section 12(b) of the Securities Exchange Act of 1934. The officers and directors of Cape Bancorp, Inc. and beneficial owners of greater than 10% of our shares of common stock (“10% beneficial owners”) are required to file reports on Forms 3, 4 and 5 with the Securities and Exchange Commission disclosing beneficial ownership and changes in beneficial ownership. Securities and Exchange Commission rules require disclosure in our Proxy Statement and Annual Report on Form 10-K of the failure of an officer, director or 10% beneficial owner of the shares of common stock to file a Form 3, 4 or 5 on a timely basis. During 2009, our directors and officers complied with applicable requirements for transactions with the following exceptions: Mr. James J. Lynch failed to report four transactions on one Form 4 pertaining to the stock purchase by Patriot Financial Partners in which Mr. Lynch is a member in a timely manner due to administrative errors. To the best of our knowledge we did not have any 10% beneficial owners.
Compensation Committee Interlocks and Insider Participation
Our Compensation Committee determines the salaries to be paid each year to the Chief Executive Officer and those executive officers who report directly to the Chief Executive Officer. The Compensation Committee consists of Directors Reynolds, who serves as Chairman, Garrett, Glaser, Griesbach, Jr. and Ritter. None of these individuals were officers or employees of Cape Bancorp, Inc. during the year ended December 31, 2009, or are former officers of Cape Bancorp, Inc. In addition, none of these directors is an executive officer of another entity at which one of Cape Bancorp, Inc.’s executive officers serves on the board of directors, or had any transactions or relationships with Cape Bancorp, Inc. in 2009 requiring specific disclosure under Securities and Exchange Commission rules.
During the year ended December 31, 2009, (i) no executive of Cape Bancorp, Inc. served as a member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served on the Compensation Committee of Cape Bancorp, Inc.; (ii) no executive officer of Cape Bancorp, Inc. served as a director of another entity, one of whose executive officers served on the Compensation Committee of Cape Bancorp, Inc.; and (iii) no executive officer of Cape Bancorp, Inc. served as a member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served as a director of Cape Bancorp, Inc.
Compensation Committee Report
The Compensation Committee has issued a report that states that it has reviewed and discussed the section entitled “Compensation Discussion and Analysis” with management. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the “Compensation Discussion and Analysis” be included in our Proxy Statement.
The Compensation Committee
Matthew J. Reynolds (Chair)
Robert F. Garrett, III
Frank J. Glaser
Louis H. Griesbach, Jr.
Thomas K. Ritter

Compensation Discussion and Analysis
Our Compensation Philosophy. Our compensation philosophy begins with the premise that the success of Cape Bancorp depends, in large part, on the dedication and commitment of the people we place in key management positions, and the incentives we provide such persons to successfully implement our business strategy and other corporate objectives. However, we recognize that Cape Bank operates in a competitive environment for talent. Therefore, our approach to compensation considers the full range of compensation techniques that enable us to compare favorably with our peers as we seek to attract and retain key personnel.
We base our compensation decisions on four basic principles:
•	Meeting the Demands of the Market — Our goal is to compensate our employees at competitive levels that position us as the employer of choice among our peers who provide similar financial services in the markets we serve.
•	Aligning with Shareholders — We intend to use equity compensation as a key component of our compensation mix to develop a culture of ownership among our key personnel and to align their individual financial interests with the interests of our shareholders.
•	Driving Performance — We base compensation in part on the attainment of company-wide, business unit and individual targets that return positive results to our bottom line.
•	Reflecting our Business Philosophy — Our approach to compensation reflects our values and the way we do business in the communities we serve.
Prior to becoming a public company, our compensation program relied on three primary elements: (i) base compensation or salary; (ii) discretionary cash-based, short-term incentive compensation; and (iii) non-qualified deferred compensation, e.g., phantom stock and phantom stock option plans, intended to mimic equity incentive plans. When we decided to become a public company we eliminated our phantom stock and stock option plans, in favor of an equity incentive plan which we adopted after our offering in accordance with Office of Thrift Supervision regulations.
On August 25, 2008, the Cape Bancorp, Inc. 2008 Equity Incentive Plan was approved by our stockholders. However, due to deteriorating economic conditions during 2008 and 2009, we decided not to award stock options or stock awards during those years because we did not want to incur the added expense. Our Compensation Committee is reviewing this decision and may determine to make such awards in 2010.
As a public company, we believe that we can meet the objectives of our compensation philosophy by achieving a balance among base compensation, cash-based short-term incentive compensation and longer term equity incentive awards that is competitive with our industry peers and that creates appropriate incentives for our management team. To achieve the necessary balance, the Compensation Committee of our Board of Directors will work closely with independent compensation advisors to provide us with their expertise on competitive compensation practices and help us evaluate and compare our compensation program and financial performance with that of our peers.
To date, executive officers have been compensated only for their services to Cape Bank. Cape Bank expects to continue this practice. Cape Bancorp, Inc. will not pay any additional or separate compensation until we have a business reason to establish separate compensation programs. However, any future equity-based awards made as part of Cape Bank’s executive compensation will be made in Cape Bancorp, Inc. common stock rather than Cape Bank common stock.

This discussion is focused specifically on the compensation of the following executive and senior officers, each of whom is named in the Summary Compensation Table which appears later in this section. These executive and senior officers are referred to in this discussion as the “Named Executive Officers.” Mr. Herbert L. Hornsby, Jr. was the President and Chief Executive Officer during the 2008 calendar year, however, his employment terminated January 27, 2009. Mr. Michael D. Devlin, who was the Chief Operating Officer, became President and Chief Executive Officer of Cape Bancorp, Inc. and Cape Bank on January 27, 2009. Mr. Robert J. Boyer was appointed Chief Operating Officer on January 27, 2009, having previously served as Chief Financial Officer. Mr. Guy Hackney was appointed Chief Financial Officer on January 27, 2009, having previously served as Senior Vice President, Accounting and Finance and Mr. Donald K. Dodson became Senior Vice President, Commercial Loan Regional Manager-South on February 01, 2008, having previously served as Senior Vice President, Commercial Loan Officer. Mr. Guy A. Deninger’s position as Chief Lending Officer is unchanged since the acquisition of Boardwalk Bank on January 31, 2008.

Name	Title
Michael D. Devlin	President and Chief Executive Officer (former Chief Operating Officer)
Herbert L. Hornsby, Jr.	Former President and Chief Executive Officer
Robert J. Boyer	Executive Vice President, Chief Operating Officer (former Chief Financial Officer)
Guy Hackney	Senior Vice President, Chief Financial Officer (former Senior Vice President, Accounting and Finance)
Donald K. Dodson	Senior Vice President, Commercial Loan Regional Manager — South (former commercial loan officer)
Guy A. Deninger	Executive Vice President and Chief Lending Officer
Role of the Compensation Committee. The Compensation Committee of Cape Bancorp’s board of directors is responsible for overseeing and making recommendations to the full board of directors with respect to the compensation of the Named Executive Officers, including the President and Chief Executive Officer. As part of these duties, the Committee conducts an annual performance review of the President and Chief Executive Officer and, in consultation with the President and Chief Executive Officer, reviews the performance of each other Named Executive Officer. The Board of Directors has ultimate authority to approve the compensation of all Named Executive Officers, including the President and Chief Executive Officer.
The Compensation Committee also reviews, oversees, and approves the management and implementation of Cape Bank’s principal employee benefit plans. The Committee may undertake other duties related to Cape Bank’s human resources function. The Committee has a formal charter that describes the Committee’s scope of authority and its duties.
Role of Executives in Committee Activities. The executive officers who serve as a resource to the Compensation Committee are the President and Chief Executive Officer, the Executive Vice President and Chief Operating Officer and the Senior Vice President and Director of Human Resources for Cape Bank. Executives provide the Compensation Committee with input regarding Cape Bank’s employee compensation philosophy, process, and decisions for employees other than Named Executive Officers. In addition to providing factual information such as company-wide performance on relevant measures, these executives articulate management’s views on current compensation programs and processes, recommend relevant performance measures to be used for future evaluations, and otherwise supply information to assist the Compensation Committee. At the request of the Compensation Committee, the Senior Vice President and Director of Human Resources communicates directly with third-party consultants, primarily to assist the Compensation Committee in evaluating relevant survey data and to evaluate the estimated financial impact regarding any proposed changes to the various components of compensation. The President and Chief Executive Officer also provides information about individual performance assessments for the other Named Executive Officers, and expresses to the Compensation Committee his views on the appropriate levels of compensation for the other Named Executive Officers for the ensuing year.
Executives participate in Committee activities purely in an informational and advisory capacity and have no vote in the Committee’s decision-making process. The President and Chief Executive Officer, Executive Vice President and Chief Operating Officer and Senior Vice President and Director of Human Resources do not attend those portions of Compensation Committee meetings during which their performance is evaluated or their compensation is being determined. No executive officer other than the President and Chief Executive Officer attends those portions of Compensation Committee meetings during which the performance of the other Named Executive Officers is evaluated or their compensation is being determined.

Use of Consultants. The Compensation Committee periodically engages independent compensation consultants to assist it in the compensation process for Named Executive Officers. In 2008, for the 2009 calendar year, the Committee engaged Pearl Meyer and Partners to serve as its independent compensation consultant. The consultant worked extensively with the Compensation Committee in performing their duties and assisted in the development of compensation programs that support Cape Bancorp’s strategies going forward in light of its public company status. The consultant provided an objective and knowledgeable assessment of compensation programs and expertise and information about competitive trends in the employment marketplace, including established and emerging compensation practices at other companies. The consultant also provided survey data, and assisted in assembling relevant comparison groups for various purposes and establishing benchmarks for base salary and cash incentives from the survey and comparison group data.
For 2009, the Compensation Committee selected the following surveys for use in benchmarking Mr. Hornsby’s (and the other Named Executive Officers’) compensation:
America’s Community Bankers’ Survey
L.R. Webber Compensation Survey
New Jersey League of Community Bankers Compensation Survey
SNL Executive Compensation Review
Companies represented in these surveys are all in the financial services industry. The companies in the peer group were selected primarily on the basis of asset size, geography, and product and service offerings. Compensation information for companies included in the peer group was obtained by reviewing publicly available proxy statements and other relevant filings made with securities regulatory authorities.
The President and Chief Executive Officer, Executive Vice President and Chief Operating Officer, and Senior Vice President and Director of Human Resources assisted the Committee in determining the Named Executive Officers salary and cash incentive targets, as further discussed below, for the 2009 calendar year. For the 2010 calendar year, the Compensation Committee engaged Compensation Resources, Inc., an independent compensation consultant, to redesign the Bank’s cash incentive bonus program.
Compensation Objectives. The overall objectives of Cape Bancorp’s compensation programs are to retain, motivate and reward employees and officers (including the Named Executive Officers) for performance, and to provide competitive compensation to attract talent to the organization. The methods used to achieve these goals for Named Executive Officers are strongly influenced by the compensation and employment practices of Cape Bancorp’s competitors within the financial services industry, and elsewhere in the marketplace. We also consider each Named Executive Officer’s individual performance and contribution in achieving corporate goals, which may be subjective in nature.
Our compensation program is designed to reward the Named Executive Officers based on their level of assigned management responsibilities, individual experience and performance levels, and knowledge of our organization. The creation of long-term value is highly dependent on the development and effective execution of a sound business strategy by our executive officers.
Other considerations influencing the design of our executive compensation program include that:
•	we operate in a highly regulated industry. We value experience in the financial services industry that promotes the safe and sound operation of Cape Bank;
•	we value executives with sufficient experience in our markets relating to the needs of our customers, products and investments in various phases of the economic cycle;
•	we operate in interest rate and credit markets that are often volatile. We value disciplined decision-making that respects our business plan but adapts quickly to change; and
•	we value the retention and development of incumbent executives who meet or exceed performance objectives. Recruiting executives can be expensive, unpredictable, and have a disruptive effect on our operations.

Components of Compensation. Our 2009 compensation program for our Named Executive Officers consisted of the following key elements:
•	base salary, which is designed to provide a reasonable level of predictable income commensurate with market standards for the executive’s position;
•	broad based benefits generally available to all full-time employees; and
•	perquisites available only to certain Named Executive Officers.
The following summarizes the significant broad-based benefits in which the Named Executive Officers were eligible to participate during 2009:
•	an employee stock ownership plan;
•	a defined contribution 401(k) retirement plan;
•	medical coverage (all employees share between 20% to 35% of the cost, depending on their elections);
•	pre-tax health and dependent care spending accounts; and
•	long term disability and life insurance.
In addition, to the broad based benefits, we provided perquisites to some of our Named Executive Officers. Cape Bancorp incurred the expense of one country club membership and related expenses for Mr. Hornsby. In lieu of a monthly automobile allowance, Mr. Hornsby and Mr. Devlin both had use of automobiles (including all operating expenses) leased and owned by Cape Bancorp for business and personal use. Personal use of the automobile was reported as taxable income to Mr. Hornsby and Mr. Devlin. Upon Mr. Hornsby’s termination on January 27, 2009, his leased automobile was discontinued. The Bank incurred the expense of a long-term disability policy for the benefit of Mr. Devlin.
Mr. Hornsby, the former President and Chief Executive Officer who terminated in January 2009, was also the only Named Executive Officer entitled to the following benefit in 2009:
•	A non-qualified deferred compensation plan that was frozen, effective December 31, 2008. The plan had provided for benefits that were capped under Cape Bancorp’s broad-based benefits due to Internal Revenue Service salary limitations or limitations due to participation requirements under tax-qualified plans. The plan had permitted elective salary and incentive award deferrals. As a result of Mr. Hornsby’s termination on January 27, 2009, he is receiving a monthly benefit from the plan beginning August 1, 2009.
In addition, Messrs. Hornsby and Boyer are participants in our defined benefit pension plan which was frozen to new participants effective December 31, 2008, so that no further benefits will accrue under the plan after that date.
For 2009, due to the decline in financial performance in 2008, and at the request of management, no salary increases were granted by the Compensation Committee to the Named Executive Officers, with the exception of the Chief Financial Officer’s base salary that was increased to $145,000 from $115,000, and the Senior Vice President, Commercial Loan Regional Manager-South base salary that was increased to $142,668 from $136,264, both due to increased responsibilities. Base salary changes for other officers were made primarily based upon individual performance. Due to the decline in financial performance in 2009, no cash incentive awards were paid to employees and officers (including the Named Executive Officers). In addition, we did not make equity awards to any of our officers or employees, despite having recently implemented our 2008 Equity Incentive Plan.

In addition to the components of executive compensation described above, Mr. Devlin and Mr. Boyer are each parties to employment agreements with Cape Bancorp. (Mr. Hornsby was also a party to an employment agreement prior to his termination on January 27, 2009). The employment agreements are designed to give Cape Bancorp the ability to retain the services of the designated executives while reducing, to the extent possible, unnecessary disruptions to Cape Bancorp’s operations. Mr. Devlin’s agreement is a two-year period and Mr. Boyer’s agreement is for a three-year period. The agreements are reviewed annually by the Compensation Committee of the Board of Directors, and provide for salary and bonus payments, as well as additional post-employment benefits, primarily health benefits, under certain conditions, as defined in the employment agreements. The employment agreements were negotiated directly with and recommended for approval by the Compensation Committee. The Compensation Committee negotiated the agreements with the assistance of outside counsel, and believes such agreements are consistent with industry practices and desirable for retaining executive talent. Mr. Devlin’s contract was renewed on June 1, 2009, for a two year period with a one-year extension. Mr. Boyer’s contract was renewed on January 1, 2010, for an additional year such that the remaining term is three years, and will expire on December 31, 2012. Mr. Deninger was a party to an employment agreement that expired on January 31, 2010 and was not renewed.
For 2010, bank-wide compensation increased 1.8% over 2009. We increased basic compensation for senior officers and employees in line with cost of living increases and changes to management responsibilities. As a result of the decline in financial performance in 2009, our Named Executive Officers did not receive base salary increases for 2010 with the exception of the Chief Financial Officer’s base salary that was increased to $160,000 from $145,000 as a result of increased responsibilities, and the Senior Vice President, Commercial Loan Regional Manager-South base salary that was increased to $145,522 from $142,668, as a result of performance.
Analyzing the Components of Compensation. Currently, the Compensation Committee analyzes the level and relative mix of each of the principal components of compensation for Named Executive Officers. The President and Chief Executive Officer also made recommendations to the Committee relating to compensation to be paid to the Named Executive Officers other than himself. Based on this analysis, the Compensation Committee makes annual recommendations to the independent members of the board of directors about each Named Executive Officer’s compensation.
The Compensation Committee reviews the other components of executive compensation (broad-based benefits and executive perquisites), but does not necessarily consider changes to those components on an annual basis. Changes to the level or types of benefits within these categories, including considerations relating to the addition or elimination of benefits and plan design changes, are made by the Compensation Committee on an aggregate basis with respect to the group of employees entitled to those benefits, and not with reference to a particular Named Executive Officer’s compensation. Decisions about these components of compensation are made without reference to the Named Executive Officers’ salary and annual cash incentives, as they involve issues of more general application and often include consideration of trends in the industry or in the employment marketplace.
The Compensation Committee seeks to create what it believes is the best mix of base salary and annual cash incentives in delivering the Named Executive Officers’ total cash compensation. These components are evaluated in relation to benchmark data derived from information reported in publicly-available proxy statements or from market survey data. The objective of the compensation-setting process is to establish the appropriate level and mix of total compensation for each Named Executive Officer. The Compensation Committee believes that the accounting treatment of any given element of total cash compensation is a relevant consideration in the design and compensation-setting process and considers the effect, as applicable, when determining total cash compensation.
The Compensation Committee determines the base salary and annual incentive cash award components for each Named Executive Officer, including the Chief Executive Officer. For each Named Executive Officer, a significant percentage of total cash compensation is at-risk, meaning that it is performance based and will generally be earned when Cape Bank or the Named Executive Officer is successful in ways that are aligned with and support Cape Bancorp’s interests.

The Compensation Committee considers, but does not give undue weight to, the tax treatment of each component of compensation. Under Section 162(m) of the Internal Revenue Code, annual compensation paid to certain Named Executive Officers is not deductible if it exceeds $1.0 million unless it qualifies as “performance-based compensation” as defined in the Internal Revenue Code and related tax regulations. Base salary is not a form of performance-based compensation. Fringe benefits also do not qualify as performance-based compensation. Annual incentive cash awards may qualify as a form of performance-based compensation under the income tax regulations. In 2009 and for prior years, we have not been subject to tax deduction limitations under Section 162(m).
Company Performance and Incentive Plan Awards. As noted above, the Compensation Committee did not grant non-equity incentive compensation awards for 2009, due in part to the continuing integration of Boardwalk Bank with Cape Bank as the result of the merger in January 2008, as well as to deteriorating economic conditions and the desire of the Board of Directors to reformulate its strategic plan prior to establishing new performance metrics for officers and employees. In the third quarter of 2009, however, the Compensation Committee engaged the services of a compensation consultant, Compensation Resources, Inc. to redesign the non-equity incentive plan and assist in the development of the performance metrics that would support our new strategic plan and motivate executive officers and employees to increase their performance by focusing on the achievement of pre-determined and agreed upon goals. The redesigned non-equity incentive plan will balance risk and reward, and promote stock ownership. As a result of the work with our compensation consultant, the Compensation Committee is currently revising the company-wide performance measurements used in making funding determinations that affect payment of “target awards.” Additionally, the proposed plan will establish “annual measurements”, and if the Bank obtains the objectives set forth in the “annual measurements”, will provide each employee a variable award opportunity according to their attainment versus “target award level.” For 2010, it is proposed that each of the Executive Officers will have 100% of their incentive award tied to the Bank performance measures, as distinguished from individual goals.
Although Cape Bancorp and Cape Bank operate on a corporate year ending December 31, our non-equity incentive plan has operated on a fiscal year from October 1 to September 30. In connection with revising the non-equity incentive plan and aligning our goals with our new strategic plan, we determined to change the plan year to a calendar year, to correspond with Cape Bancorp’s and Cape Bank’s corporate years. However, for the 2010 plan year for our non-equity incentive plan, actual performance will be evaluated against the company-wide performance measures for a fifteen month period beginning October 1, 2009 and ending December 31, 2010. We believe converting our non-equity incentive plan to a plan year that corresponds to our corporate year better aligns incentive performance with financial results. Beginning in 2011, the non-equity incentive plan will measure performance on a twelve-month cycle ending December 31 of each year.
The Compensation Committee has historically sought to ensure that attainment of the target performance measures are challenging, balanced and achievable. The proposed non-equity incentive plan will consider each executive’s individual performance which is reviewed based on the target goals established by the Compensation Committee. The results of that comparison are used to calculate the level of funding available to pay “base awards” and “individual awards.” Historically, the company performance measures targeted return on assets, core deposit and loan growth and maintaining a level of equity in excess of regulatory requirements. It is anticipated that the goals to be established for the 2010 plan year and future years will generally support Cape Bank’s ongoing business operations, such as regulatory, compliance, and strategic business plan and profitable growth.
When approved by the Compensation Committee after strategic planning is completed in April, the program will be retroactive to January 1, 2010 (although performance will be evaluated based on the fifteen-month period discussed above) and continue thereafter until terminated. The program will be reviewed by the Committee every six months to determine its effectiveness in meeting the stated objectives. Modifications, if required, will be made at review time or at any time by the Compensation Committee. For 2010, the proposed non-equity incentive plan bonuses with respect to the company-wide targets will be paid during the first quarter of 2011 if such targets are achieved.
Exceptions to Procedures. The Compensation Committee may from time to time recommend to the full board of directors that they approve the payment of special cash compensation to one or more Named Executive Officers in addition to payments approved during the normal annual compensation-setting cycle. The Committee may make such a recommendation if it believes it would be appropriate to reward one or more Named Executive Officers in recognition of contributions to a particular project, or in response to competitive and other factors that were not addressed during the normal annual compensation-setting cycle.

The Committee will make off-cycle compensation decisions and recommendations whenever a current employee is promoted to executive officer status, or an executive officer is hired. The Committee may depart from the compensation guidelines it would normally follow for executives in the case of outside hires. No compensation adjustments were made in 2009 as a result of management changes that occurred on January 27, 2009, with the exception of the Chief Financial Officer’s compensation that was increased to $145,000 from $115,000, and the Senior Vice President, Commercial Loan Regional Manager-South compensation that was increased to $142,668 from $136,624, both as a result of increased responsibilities. For 2010, no compensation increases were granted to the Named Executive Officers represented with the exception of the Chief Financial Officer’s compensation that was increased to $160,000, and the Senior Vice President, Commercial Loan Regional Manager-South compensation was increased to $145,522, both as a result of increased responsibilities and performance.
Annual Compensation-Chief Executive Officer. In December 2008, the Compensation Committee recommended, and the board of directors approved, the various components of Mr. Hornsby’s 2009 annual compensation. Details regarding base salary and annual incentive cash awards are included in the detailed compensation tables following this section. Subsequent to this action, Mr. Hornsby’s employment was terminated on January 27, 2009.
For 2009, the Committee made the following determinations with respect to Mr. Hornsby’s annual compensation:
•	Base Salary: As a result of the Bank’s declining financial performance in 2008, the Committee determined not to increase Mr. Hornsby’s base salary, which remained at $325,000.
•	Annual Incentive Cash Award: Also as a result of the Bank’s declining financial performance, the Committee determined not to offer Mr. Hornsby an annual incentive cash award opportunity for 2009.
All Compensation Committee actions taken with respect to Mr. Hornsby’s compensation were presented as recommendations for approval by the full board of directors. The Committee’s recommendations regarding Mr. Hornsby’s 2009 base salary and annual incentive cash award were approved by the full board of directors in December 2008.
Mr. Devlin was promoted to the position of President and Chief Executive Officer on January 27, 2009 as a result of the termination of Mr. Hornsby. His salary of $240,000 was unchanged in 2009, and remains at this amount for 2010.
Annual Compensation-Other Named Executive Officers. In December 2008, the Compensation Committee recommended, and the full board of directors approved, the total cash components of annual compensation for all other Named Executive Officers for 2009. The Committee evaluated the overall level of total cash compensation for each Named Executive Officer (other than the Chief Executive Officer), and after considering the decline in financial performance of Cape Bank, also determined not to offer incentive compensation award opportunities to these Named Executive Officers.
Upon Mr. Hornsby’s departure in 2009, several of our Named Executive Officers assumed increased responsibilities. Mr. Devlin, who was the Chief Operating Officer, became President and Chief Executive Officer of Cape Bancorp, Inc. and Cape Bank. Mr. Boyer was appointed Chief Operating Officer on January 27, 2009, having previously served as Chief Financial Officer. Mr. Hackney was appointed Chief Financial Officer on January 27, 2009, having previously served as Senior Vice President, Accounting and Finance. Mr. Dodson and Mr. Deninger’s responsibilities did not increase as a result of the change in management.

Despite increased levels of responsibility, Mr. Devlin’s and Mr. Boyer’s base salaries were not increased at such time. Mr. Hackney’s base salary, however, was increased to $145,000 from $115,000 and Mr. Dodson’s base salary was increased to $142,668 from $132,264 as a result of increased responsibilities and performance respectively. Mr. Deninger’s salary was unchanged in 2009.
For 2010, the Compensation Committee has increased Mr. Hackney’s base salary to $160,000 (from $145,000) and Mr. Dodson’s base salary to $145,522 (from $142,688), both as a result of increased responsibility and performance.
Employee Stock Ownership Plan. The board of directors approved the establishment of an employee stock ownership plan in connection with the stock offering. The employee stock ownership plan is a tax-qualified, broad-based employee benefit program. All Named Executive Officers, including the Chief Executive Officer, are eligible to receive benefits under this program. For 2009, the employee stock ownership plan allocated 42,603 shares of Cape Bancorp stock to all employees based on the percentage of their compensation to total paid compensation and IRS compensation limits.

Executive Compensation
Summary Compensation Table
The following information is furnished for the principal and former chief executive officer and principal and former chief financial officer of Cape Bancorp or its subsidiaries for 2009, 2008 and 2007 and the most highly compensated executive and senior officers of Cape Bancorp or its subsidiaries whose total compensation for 2009 exceeded $100,000. Mr. Hornsby’s service to the Company terminated effective January 27, 2009, and information disclosed is a result of remuneration paid according to the terms and condition of his employment contract. In the case of Messrs. Devlin, Hackney Dodson and Deninger information is furnished as of February 1, 2008, the day after Cape Bank acquired Boardwalk Bank.

							Change in
							Pension Value
							and
							Nonqualified
					Non-Equity		Deferred
					Incentive Plan		Compensation	All Other
		Salary		Bonus	Compensation		Earnings	Compensation	Total
Name and Principal Position	Year	($)		($)	($)		($) (1)	($) (2)	($)

Michael D. Devlin	2009	240,000		—	—		—	470,722	710,722
President and Chief Executive Officer	2008	213,231	(3)	—	4,895	(4)	—	100,541	318,667
(Former Chief Operating Officer)

Herbert L. Hornsby, Jr.	2009	92,500	(5)		201,528	(6)	222,000	1,218,433	1,734,461
Former President and	2008	325,000			27,105	(7)	294,000	45,553	691,658
Chief Executive Officer	2007	262,500			477,129	(8)	169,000	17,689	926,318

Robert J. Boyer	2009	225,000		—	—		93,000	26,734	344,734
Executive Vice President and	2008	225,000		—	13,770	(7)	145,000	33,030	416,800
Chief Operating Officer	2007	158,000			269,326	(9)	69,000	5,772	502,098
(Former Chief Financial Officer)

Guy Hackney	2009	135,192	(10)	—	—		—	105,751	240,943
Senior Vice President and	2008	90,933	(3)		5,945	(4)	—	1,815	98,693
Chief Financial Officer

Donald K. Dodson	2009	142,668		—	—		—	138,269	280,937
Senior Vice President and	2008	118,707	(3)	—	7,770	(4)	—	12,708	139,185
Commercial Loan Reg. Mgr.

Guy A. Deninger	2009	175,000		—	—		—	68,818	243,818
Executive Vice President and	2008	155,481	(3)	—	3,570	(4)	—	70,900	229,951
Chief Lending Officer

(1)	For 2009, 2008 and 2007, represents the change in value for Cape Bank’s pension plan, and with respect to Mr. Hornsby, the change in value of the pension plan portion of the benefit equalization plan.

(2)	All other compensation was comprised of the following elements for the year ended December 31, 2009:

	Devlin	Hornsby	Boyer	Hackney	Dodson	Deninger

Perquisites*	—	—	—	—	—	—
Severance Benefit**		975,000
Employee stock ownership plan	9,220	28,139	8,528	8,400	9,220	7,883
401(k) plan (Bank match)	9,062	33,100	8,654	8,687	9,891	8,331
Benefit equalization plan/payments	—	36,641	—	—	—	—
SERP lump sum payment	—	130,026	—	—	—	—
Signing Bonus (Employment Contract)	375,000	—	—	—	—	—
Cash out personal/sick days	—	—	1,731	—	—	—
Retention bonus	75,000	—	—	86,700	110,100	40,000
Employer paid medical	2,440	15,527	7,821	1,964	9,058	12,604

*	Perquisites and personal benefits the total value of which is $10,000 or less is not reported with respect to a Named Executive Officer.

**	Upon his termination January 27, 2009, Mr. Hornsby received a lump sum cash payment of $975,000 under his employment agreement.

(3)	Messrs. Devlin, Hackney, Dodson, and Deninger 2008 compensation does not include base salary earned at Boardwalk Bank prior to the merger on January 31, 2008.

(4)	For 2008, represents incentive compensation earned under the annual cash incentive compensation program prorated beginning February 1, 2008 to March 31, 2008, and two weeks compensation earned in December 2008, for Mr. Hackney and Mr. Dodson. Mr. Devlin and Mr. Deninger received no additional bonus in December 2008.

(5)	Mr. Hornsby’s employment was terminated on January 27, 2009. Before termination, he had earned compensation from 1/1/09 to 1/27/09 of $31,250. Upon termination, he received a payment of $61,250 for accumulated Vacation Benefit.

(6)	Mr. Hornsby received a payment under his employment agreement of the highest bonus paid with respect to the three completed fiscal years (2008-2007-2006) prior to termination. The highest bonus of $67,176 was paid in 2007, and the lump sum payment of $201,528 equals three times this amount.

(7)	Represents incentive compensation earned in June 2008 under the annual cash incentive compensation program based on awards granted for the period beginning October 1, 2007 and ending March 31, 2008.

(8)	For 2007, represents $67,176 in incentive compensation earned under the annual cash incentive compensation program and $409,953 earned under Cape Bank’s phantom restricted stock plan and phantom incentive stock option plan.

(9)	For 2007, represents $30,675 in incentive compensation earned under the annual cash incentive compensation program and $238,651 earned under Cape Bank’s phantom restricted stock plan and phantom incentive stock option plan.

(10)	Mr. Hackney became the Senior Vice President, Chief Financial Officer of Cape Bank on January 27, 2009, as the result of management changes.
Grants of Plan-Based Awards
No awards were made in the fiscal years 2009 or 2008 under our equity incentive plan that was adopted in 2008. For 2009, no award was made under our non-equity compensation plan. For 2010, the equity and non-equity compensation plans are under review by the Compensation Committee.
Pension Benefits
The following table sets forth the actuarial present value of each Named Executive Officer’s accumulated benefit under our pension benefit plans, including in the case of Mr. Hornsby the pension plan portion of our Amended and Restated Benefit Equalization Plan, along with the number of years of credited service. Both the Qualified and Non-Qualified Plans were frozen on December 31, 2008. As a result of Mr. Hornsby’s termination on January 27, 2009, he received distributions of $36,641 under the Non-Qualified Pension Plan beginning August 1, 2009. Messrs. Devlin, Hackney, Dodson and Deninger did not participate in the pension benefit plans in 2008.

			Present Value of	Payments
			Accumulated	During Last
		Number of Years	Benefit	Fiscal Year
Name and Principal Position	Plan Name	Credited Service	($)	($)

Michael D. Devlin	Qualified Pension Plan	—	—	—
President and Chief Executive Officer (Former Chief Operating Officer)

Herbert L. Hornsby, Jr.	Qualified Pension Plan	34.5	1,167,000	—
Former President and Chief Executive Officer	Non-Qualified Pension Plan	34.5	505,000	36,641

Robert J. Boyer	Qualified Pension Plan	27.3	651,000	—
Executive Vice President and Chief Operating Officer (Former Chief Financial Officer)

Guy Hackney	Qualified Pension Plan	—	—	—
Senior Vice President and Chief Financial Officer

Donald K. Dodson	Qualified Pension Plan	—	—	—
Senior Vice President and Commercial Loan Regional Manager-South

Guy A. Deninger	Qualified Pension Plan	—	—	—
Executive Vice President and Chief Lending Officer

Defined Benefit Plan. Cape Bank was an active participant in the Pentegra Defined Benefit Plan for Financial Institutions, a multiple-employer defined benefit plan for the benefit of its employees. The plan was amended to freeze benefit accruals commencing January 1, 2009. Accordingly, no employees became eligible to participate in the plan after December 31, 2008. Previously, participants became vested in their retirement benefit upon completion of five years of employment, providing that participants who reached age 65 automatically became 100% vested, regardless of the number of completed years of employment. Future payments of benefits under the plan are made in the form of a life annuity with 120 monthly payments guaranteed unless one of the optional forms of distribution is selected. Upon termination of employment at or after age 65, a participant is entitled to an annual normal retirement benefit equal to 1.75% multiplied by the number of years of benefit service prior to the freeze date, multiplied by the participant’s average annual salary for the five highest paid consecutive years of benefit service prior to the date of the freeze. Participants who terminated employment prior to age 65 are entitled to an early retirement benefit. The retirement benefit payable at age 65 is equal to the vested amount of the normal retirement benefit accrued at the participant’s termination date. Payments may commence as early as age 45, in which case the retirement benefit otherwise payable at age 65 is reduced by applying an early retirement factor based on the participant’s age when payments begin. Normal and early retirement benefits are payable over the longer of the lifetime of the retiree or 120 monthly installments. The participant or beneficiary may elect to have benefits paid in any other form permitted by the plan, including various annuities or a lump sum payment. In the event a participant dies while in active service, his/her beneficiary will be entitled to a lump sum death benefit equal to 100 times the participant’s projected monthly benefit.
Benefit Equalization Plan — Pension Plan Portion. Cape Bank sponsored the Amended and Restated Benefit Equalization Plan, a non-qualified deferred compensation plan that provided certain executives with benefits to which they would otherwise be entitled under Cape Bank’s Defined Benefit Pension Plan and 401(k) plan, but for the limitations imposed by the Internal Revenue Code. During fiscal 2009, only Mr. Hornsby was a party to the Amended and Restated Benefit Equalization Plan before his termination on January 27, 2009. No other executives were entitled to participate in the plan. Under the pension plan portion of the plan, upon termination of service due to any reason other than death, a participant is entitled to a benefit equal to the difference between the annual pension benefit to which the participant is entitled under the tax-qualified defined benefit pension plan but for the tax law limits and the amount of the annual pension benefit to which the participant is actually entitled under the defined benefit pension plan, provided, however, that for purposes of determining the participant’s “salary” upon which the annual pension benefit is calculated, any amounts deferred under the benefit equalization plan are included. In December 2008, the Amended and Restated Benefit Equalization Plan was frozen so that no further contributions or accruals were made to the plan. Pursuant to Mr. Hornsby’s termination on January 27, 2009 under the non-qualified pension plan a monthly life annuity benefit payment commenced on August 1, 2009.
Non-qualified Deferred Compensation Plans
Benefit Equalization Plan — 401(k) Portion. The 401(k) portion of the Amended and Restated Benefit Equalization Plan was frozen on December 31, 2008. Previously, participants were permitted to make annual deferrals of compensation in an amount up to the difference between the maximum amount the participant would be permitted to contribute to Cape Bank’s 401(k) plan for the given year but for the limitations of the Internal Revenue Code and the deferrals actually made to the 401(k) plan by the participant for the plan year. In addition, matching contributions that the Bank made to the tax-qualified 401(k) plan due to applicable tax law limits were made to the plan on behalf of an eligible participant. For each calendar year after 1999, up to and including 2008, a portion of a participant’s contribution to the tax-qualified 401(k) plan was returned after the end of the preceding calendar year due to tax law limits, only if the participant had made an election on the applicable deferral agreement, the participant was entitled to reduce his compensation for the current year by the amount of such returned contribution. A participant is required to enter into a deferral agreement at least 30 days prior to the commencement of the calendar year for which the compensation subject to the deferral election will be paid. Upon termination of service due to any reason other than death, the supplemental 401(k) plan benefit will be payable in a lump sum.

The following table discloses allocations under the 401(k) plan portion of the Amended and Restated Benefit Equalization Plan (which was frozen on December 31, 2008) for Mr. Hornsby, the only Named Executive Officer who was a party to the plan in 2009. As a result of his termination on January 27, 2009, he received a lump sum distribution of $130,026 on August 1, 2009, which represents the market value of the 401(k) portion of the plan as of July 31, 2009.

				Aggregate	Aggregate
		Executive	Registrant	Earnings in	Withdrawals/	Aggregate
		Contributions	Contributions	Last FY	Distributions	Balance at Last
Name		in Last FY ($)	in Last FY ($)	($)	($)	FYE ($)
(a)	Plan	(b)	(c)	(d)	(e)	(f)

Herbert L. Hornsby, Jr.	BEP (401 (k))	—	—	5,375	—	130,026
Potential Payments Upon Termination or Change in Control — Employment Agreements
The following table shows as of December 31, 2009, potential payments to the Named Executive Officers following a termination of employment or a change in control of Cape Bank or Cape Bancorp. The table does not reflect benefits under plans that do not discriminate in favor of executive officers and are available generally to all salaried employees. Mr. Hornsby terminated employment on January 27, 2009, and received remuneration in accordance with the terms and conditions of his employment contract. Mr. Boyer’s employment contract was renewed for an additional year such that the remaining term is three-years and expires on December 31, 2012.
Mr. Devlin entered into a new employment agreement on June 25, 2009 (effective date June 1, 2009) as a result of being appointed the President and Chief Executive officer of the Bank following the termination of employment of Mr. Hornsby, the former President and Chief Executive Officer. Mr. Devlin’s employment agreement has an initial term of two years. Upon the expiration of the initial term, the employment agreement may be renewed for successive twelve (12) month periods (each a renewal term) if the Bank and the Executive agree to such renewal. On an annual basis, the Board will conduct a performance evaluation, the results of which will be considered in determining whether to extend the employment agreement at the end of the initial term or, if applicable, the then-current renewal term.
In consideration of Mr. Devlin agreeing to continue in the employ of the Bank and accept the position of President and Chief Executive Officer for a two-year term, and to provide further incentives for Executive to achieve the Bank’s financial and performance objectives, the Bank will pay him a base salary of $240,000, a signing bonus of $375,000, payable on June 25, 2009, and a retention bonus of $300,000, payable on June 25, 2010, provided Mr. Devlin is in the employ of the Bank on such date. In addition, Mr. Devlin received a bonus of $75,000 on July 30, 2009, which was due him under the 2008 Employment Agreement. In addition to the signing and retention bonuses, Mr. Devlin is entitled to participate in any incentive compensation and bonus plans, and participate in all employee benefit plans, arrangements and perquisites substantially equivalent to those in which he was participating immediately prior to the beginning of the term of the Agreement. Cape Bank will provide Mr. Devlin the opportunity to participate in life, medical, dental and disability coverage that it makes available to its senior executives and key management employees, subject to and on a basis consistent with the terms, conditions and overall administration of such coverage. Mr. Devlin will be entitled to five weeks paid vacation each year during the term of the employment agreement, as well as sick leave, holidays and other paid absences in accordance with Cape Bank’s policies and procedures for senior executives. During the term of the employment agreement, the Bank will pay or reimburse Executive for all reasonable travel, entertainment and other reasonable expenses incurred by him, including, without limitation, fees for memberships in such organizations and clubs as he and the Board mutually agree are necessary and appropriate in connection with the performance of his duties.

						Involuntary
			Involuntary		Involuntary	Termination
	Voluntary		Termination		Termination for	after Change in
	Resignation	Early Retirement	Without Cause		Cause	Control		Disability		Death
Michael D. Devlin Employment Agreement	$—	$—	$791,883	(1)	$—	$791,883	(1)	$306,988	(2)	$403,031	(3)

Robert J. Boyer Employment Agreement	$—	$—	$850,833	(4)	$—	$850,833	(4)	$765,110	(5)	$233,049	(6)

(1)	In the event of termination without cause (including a termination without cause following a change in control), Mr. Devlin’s employment agreement provides for a payment of two times base salary ($240,000) due for the remaining unexpired term plus any remaining unpaid retention bonuses ($300,000), plus two times his highest bonus in the preceding year ($4,895), plus non-taxable medical and dental coverage and life insurance coverage substantially comparable to the coverage maintained by Cape Bank for executive prior to termination of employment for a period of two years of approximately ($6,988).

(2)	In the event of disability, Mr. Devlin’s employment agreement provides that he will be entitled to any remaining unpaid retention bonus ($300,000), plus non-taxable medical and dental coverage and life insurance coverage substantially comparable to the coverage maintained by Cape Bank for executive prior to disability for a period of two years of approximately ($6,988).

(3)	In the event of his death, Mr. Devlin’s beneficiary, legal representative, or estate would be entitled to proceeds of Term Life Insurance ($400,000), plus non-taxable medical and dental coverage substantially comparable to the coverage maintained by Cape Bank for executive prior to death for a period of one year of approximately ($3,031).

(4)	In the event of termination without cause (including a termination without cause following a change in control), Mr. Boyer’s employment agreement provides for a payment equal to three times the sum of the highest base salary plus highest bonus paid in last three completed fiscal years ($767,025), plus a lump sum cash payment equal to the contributions to which executive would have been entitled under any tax qualified defined contribution plans, such as the 401(k) plan ($29,400) and ESOP ($25,582) plus the excess of the present value of the benefit to which executive would have been entitled under the tax-qualified defined benefit plan sponsored by Cape Bank if executive had continued to work for 36 months after the effective date of the termination ($0), plus non-taxable medical and dental coverage and life insurance coverage substantially comparable to the coverage maintained by Cape Bank for executive prior to termination of employment (approximately $28,826). The tax qualified defined benefit plan was frozen effective December 31, 2008 and there is no benefit available upon termination.

(5)	In the event of disability, Mr. Boyer’s employment agreement provides that he will be entitled to his base salary for the longer of the remaining term of the employment agreement or one year, reduced by benefits paid under any disability policy ($675,000), plus life, medical and dental coverage until the earlier of (i) return to full-time employment, (ii) age 65 or (iii) death. If such benefits were provided to age 65, we estimate their value to be approximately ($90,110).

(6)	In the event of his death, Mr. Boyer’s beneficiary, legal representative, or estate would be entitled to his base salary for a period of one year ($225,000) and his family would be entitled to medical and dental coverage for one year ($8,049).
Potential Payments Upon Change in Control Agreements
The other Named Executives, Mr. Hackney and Mr. Dodson were each a party to Change in Control Agreements dated July 26, 2007, effective upon the acquisition by Cape Bank of Boardwalk Bank on January 31, 2008. The agreements shall continue thereafter for a period of one (1) year. Commencing on the first Anniversary Date of their Agreements and continuing on each Anniversary Date thereafter, the term of their Agreements shall renew for an additional year such that the remaining term of their Agreements is always one (1) year, unless written notice of non-renewal is provided to executive at least thirty (30) days and not more than sixty (60) days prior to any such Anniversary Date, in which case the term of their Agreements shall become fixed and shall end one (1) year following such Anniversary Date.

These Agreements provide for certain payments and benefits to said executives only in the event of a Change in Control followed by the involuntary termination of executive’s employment other than for Cause, or voluntary termination with Cape Bank, as set forth in their Agreements. The following table shows as of December 31, 2009, potential payments to the Named Executive Officers following a change in control of Cape Bank or Cape Bancorp.

					Involuntary
			Involuntary	Involuntary	Termination
	Voluntary	Early	Termination	Termination for	after Change in
	Resignation	Retirement	Without Cause	Cause	Control		Disability	Death
Guy Hackney Change in Control Agreement	$—	$—	$—	$—	$152,909	(1)	$—	$—

Donald K. Dodson Change in Control Agreement	$—	$—	$—	$—	$159,946	(2)	$—	$—

(1)	In the event of termination without cause (including a termination without cause following a change in control), Mr. Hackney’s change in control agreement provides for a severance payment equal to the sum of Executive’s highest annual rate of base salary ($145,000), plus the highest bonus in the preceding year ($5,945), plus non-taxable medical and dental coverage and life insurance coverage substantially comparable to the coverage maintained by Cape Bank for executive prior to termination of employment for a period of one year of approximately ($1,964).

(2)	In the event of termination without cause (including a termination without cause following a change in control), Mr. Dodson’s change in control agreement provides for a severance payment equal to the sum of Executive’s highest annual rate of base salary ($142,668), plus the highest bonus in the preceding year ($7,770), plus non-taxable medical and dental coverage and life insurance coverage substantially comparable to the coverage maintained by Cape Bank for executive prior to termination of employment for a period of one year of approximately ($9,058).
Director Compensation
The following table provides the compensation received by individuals who served as non-employee directors of Cape Bank during 2009.

			Change in Pension
			Value and Non-
		Non-Equity	Qualified Deferred
	Fees Earned or	Incentive Plan	Compensation	All Other
	Paid in Cash	Compensation	Earnings	Compensation	Total
Name	($) (1)	($)	($) (2)	($)	($)

Agostino R. Fabietti	29,850	—	—	—	29,850
Robert F. Garrett, III	40,050	—	—	—	40,050
Frank J. Glaser	37,700	—	1,731	—	39,431
Louis H. Griesbach, Jr.	43,750	—	—	—	43,750
David C. Ingersoll, Jr.	35,800	—	—	—	35,800
Joanne D. Kay	29,450	—	5,080	—	34,530
James J. Lynch	28,509	—	—	—	28,509
Matthew J. Reynolds	34,850	—	2,793	—	37,643
Thomas K. Ritter	36,400	—	—	—	36,400

(1)	Comprised of stipend, committee fees, and Chairman’s fees of $7,000 in the case of Director Garrett.

(2)	Pursuant to the Directors’ Retirement Benefit Plan. In the case of Messrs. Glaser and Reynolds and Ms. Kay their benefit amounts were discounted due to selecting a payout of the account balance in 2009. Messrs. Garrett, Griesbach and Ingersoll will receive their benefit at normal retirement.
Stipend and Meeting Fees For Non-Employee Directors. For 2009, non-employee directors of Cape Bank were paid an annual stipend of $25,000 (payable bi-weekly) as well as a range of $350 to $500 for a committee meeting. Committee Chairs received an annual stipend ranging from $500 to $4,000. Directors do not receive any additional fees for their service on the board of directors of Cape Bancorp.

Director Retirement Plan. In 2008, the Bank froze the Director’s Retirement Plan. This previously amended and restated retirement plan was represented by individual agreements with the directors. In accordance with each director’s retirement agreement, the director was entitled to a normal retirement benefit upon termination of service on or after the director’s normal retirement age, equal to 2.5% times the director’s years of service with Cape Bank (not to exceed a benefit equal to 50%) of the average of the greatest fees earned by a director during any five consecutive calendar years. This benefit was payable to the director in equal monthly installments for a period of 10 years or the director’s lifetime, whichever was greater. In December 2008, the individual agreements were amended to comply with the final regulations issued under Section 409A of the Internal Revenue Code and to reflect the board’s decision to freeze benefit accruals as of October 31, 2008. In accordance with these amendments, the individual agreements for Messrs. Glaser, Reynolds and Ms. Kay were modified to require a specified dollar amount to be paid to the director in January 2009, in complete satisfaction of all rights under the director retirement plan. Accordingly, in January 2009, Messrs. Glaser, Reynolds and Ms. Kay received $1,731, $2,793 and $5,080, respectively from the plan. The individual agreements for Messrs. Garrett, Griesbach and Ingersoll were also modified to specify the total benefit that would be paid to each director and to specify that the total benefit would be paid in 120 monthly installments upon the occurrence of retirement, death or a change in control. The director could elect a lump sum benefit in the event of death or a change in control if such election is made prior to December 31, 2008.
Transactions with Directors and Management
Loans and Extensions of Credit. The aggregate amount of loans by Cape Bank to its executive officers and directors, and their affiliates, was $9.0 million at December 31, 2009. As of that date, all of these loans were performing according to their original terms. Cape Bank had a policy of offering a 100 basis point interest rate discount to its employees (including officers) for loans on their primary residence. Effective December 31, 2008, this policy was discontinued. No such discounted loans were offered by Cape Bank to its directors. The outstanding loans made to our directors and members of their immediate families were made in the ordinary course of business, were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to Cape Bank, and did not involve more than the normal risk of collectibility or present other unfavorable features.
Set forth below is certain information for the loans made by Cape Bank to its Named Executive Officers who were indebted to Cape Bank at any time since January 1, 2009, and participated in the above-referenced benefit program. This program was generally available to all other employees and does not give preference to any executive officer over any other employee, until its discontinuance at December 31, 2008. All of the loans are secured loans and all loans designated as residential loans are first mortgage loans secured by the borrower’s principal place of residence. Due to Mr. Hornsby’s termination on January 27, 2009, he no longer qualified for the interest rate discount. The interest rate on Mr. Hornsby’s loan was increased to 5% from 4%, 100 basis points, upon termination of his employment. Mr. Hackney chose not to participate in the employee discount loan program.

				Highest		Interest Rate
			Original	Balance	Balance on	On
		Date	Loan	During	December 31,	December 31,
Name of Individual	Loan Type	Originated	Amount ($)	Fiscal 2009 ($)	2009 ($)	2009
Herbert L. Hornsby, Jr.	Residential	12/2/98	150,000	93,365	84,278	5.00%
Robert J. Boyer	Residential	3/7/03	310,000	211,482	191,979	3.50%
Guy Hackney	Residential	4/9/03	130,000	64,504	50,919	4.75%
Other Transactions. Robert F. Garrett, III and Joanne D. Kay, in addition to their duties as directors of Cape Bancorp and Cape Bank, are practicing attorneys with the law firms of Loveland and Garrett, and Kay and Kay, respectively, who perform legal work directly for Cape Bank. During the year ended December 31, 2009, only Ms. Kay’s law firm received fees of approximately $128,683 for legal work related to bank loans in the process of foreclosure. Also during 2009, both Mr. Garrett’s and Ms. Kay’s firms each received a retainer fee of $8,368 for other legal work related to bank operations. For 2010, the Compensation Committee recommended, and the Board of Directors approved, terminating the payment of a retainer fee. Fees paid to both firms related to loan document preparation for property settlements involving Cape Bank customers were paid by the customer at settlement. Going forward, the Nominating and Corporate Governance Committee of the Board of Directors will perform an annual review of all legal fees paid to related parties. All transactions on behalf of the Bank and its customers with the firms of Mr. Garrett and Ms. Kay are in the ordinary course of business, and the terms and fees are considered to be consistent with those prevailing at the time for comparable transactions with other persons.
Indemnification for Directors and Officers
Cape Bancorp’s bylaws provide that Cape Bancorp shall indemnify all officers, directors and employees of Cape Bancorp to the fullest extent permitted under Maryland law against all expenses and liabilities reasonably incurred by them in connection with or arising out of any action, suit or proceeding in which they may be involved by reason of their having been a director or officer of Cape Bancorp. Such indemnification may include the advancement of funds to pay for or reimburse reasonable expenses incurred by an indemnified party to the fullest extent permitted under Maryland law. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of Cape Bancorp pursuant to its bylaws or otherwise, Cape Bancorp has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and therefore, is, unenforceable.

PROPOSAL II — RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM
Our independent registered public accounting firm for the year ended December 31, 2008 was Crowe Horwath LLP. Our Audit Committee has approved the engagement of KPMG LLP to be our independent registered public accounting firm for the year ending December 31, 2009. At the annual meeting, the stockholders will consider and vote on the ratification of the engagement of KPMG LLP for the year ending December 31, 2010. A representative of KPMG LLP is expected to attend the annual meeting to respond to appropriate questions and to make a statement if he/she so desires.
Stockholder ratification of the selection of KPMG LLP is not required by our Bylaws or otherwise. However, the Board of Directors is submitting the selection of the independent registered public accounting firm to the stockholders for ratification as a matter of good corporate practice. Even if the selection is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such change is in the best interest of Cape Bancorp, Inc. and its stockholders.
Changes In and Disagreements with Accountants on Accounting and Financial Disclosures
As previously disclosed by Cape Bancorp, on April 16, 2009, the Audit Committee of the Board of Directors of Cape Bank dismissed Crowe Horwath LLP as its independent certified public accountants.
As previously disclosed by Cape Bancorp, Crowe Horwath LLP reported on Cape Bank’s Consolidated Financial Statements as of and for the years ended December 31, 2008 and 2007, did not contain an adverse opinion or disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principles.
As previously disclosed by Cape Bancorp, during the years ended December 31, 2008 and 2007 and the subsequent interim period through April 16, 2009, there were no disagreements with Crowe Horwath LLP on any matters of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which, if not resolved to the satisfaction of Crowe Horwath LLP, would have caused them to make a reference thereto in their reports on the consolidated financial statements for such years. During the years ended December 31, 2008 and 2007 there were no reportable events described in Item 304(a) (1) (v) of SEC Regulation S-K.
As previously disclosed by Cape Bancorp, effective April 16, 2009, the Audit Committee of Cape Bank’s Board of Directors approved the engagement of KPMG LLP as its independent registered public accounting firm. During the years ended December 31, 2008 and 2007 and the subsequent period prior to engaging KPMG LLP, Cape Bank did not consult with KPMG LLP regarding any of the matters or events set forth in Item 304(a)(2)(i) or (ii) of SEC Regulation S-K.
Audit Fees
Set forth below is certain information concerning aggregate fees billed for professional services rendered by Crowe Horwath LLP during the year ended December 31, 2009 and 2008 and KPMG LLP during the year ended 2009.

The aggregate fees included in the Audit Fees category were fees billed for the calendar years for the audit of our annual financial statements and the review of our quarterly financial statements. The aggregate fees included in each of the other categories were fees billed in the stated periods.

	Year Ended	Year Ended
	December 31, 2009	December 31, 2008

Audit Fees	$237,856	$220,020
Audit-Related Fees	55,313	47,000
Tax Fees	4,100	49,235
All Other Fees	6,805	24,826
Audit Fees. Audit fees of $237,856 for the year ended December 31, 2009 and $220,020 for the year ended December 31, 2008 were for professional services rendered for the audits of our consolidated financial statements, review of the financial statements included in our quarterly reports on Form 10-Q and the audit report on the effectiveness of the Company’s internal control over financial reporting as of December 31, 2009.
Audit-Related Fees. Audit-related fees of $31,500 for the year ended December 31, 2009 and $47,000 for the year ended December 31, 2008 were for services related to benefit plans and $23,813 for the year ended December 31, 2009 were for services related to an SEC Comment Letter. Such fees for 2009 and 2008 were reasonably related to the performance of the audit of and review of the financial statements and are not already reported in “Audit Fees” above.
Tax Fees. Tax fees of $4,100 for the year ended December 31, 2009 and $49,235 for the year ended December 31, 2008 were for services related to tax compliance and tax planning.
All Other Fees. Other fees totaled $6,805 for the year ended December 31, 2009 and $24,826 for the year ended December 31, 2008. Such fees were for merger integration, tax opinion and recording of deferred tax assets.
The Audit Committee has considered whether the provision of non-audit services, which relate primarily to tax consulting services rendered, is compatible with maintaining the independence of KPMG LLP. The Audit Committee concluded that performing such services does not affect the independence of KPMG LLP in performing its function as our independent registered public accounting firm.
The Audit Committee’s policy is to pre-approve all audit and non-audit services provided by the independent registered public accounting firm, either by approving an engagement prior to the engagement or pursuant to a pre-approval policy with respect to particular services. These services may include audit services, audit-related services, tax services and other services. The Audit Committee has delegated pre-approval authority to the Chairman of the Audit Committee when expedition of services is necessary. The independent registered public accounting firm and management are required to periodically report to the full Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, and the fees for the services performed to date. All audit-related fees, tax fees and all other fees described above were approved either as part of our engagement of Crowe Horwath LLP and KPMG LLP or pursuant to the pre-approval policy described above.
In order to ratify the selection of KPMG LLP as the independent registered public accounting firm for the year ending December 31, 2010, the proposal must receive a majority of the votes represented at the annual meeting, without regard to broker non-votes, in favor of such ratification.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF KPMG LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2010.

ADVANCE NOTICE OF BUSINESS TO BE CONDUCTED
AT AN ANNUAL MEETING
Our Bylaws provide an advance notice procedure for certain business, or nominations to the Board of Directors, to be brought before an annual meeting of stockholders. In order for a stockholder to properly bring business before an annual meeting, or to propose a nominee to the Board of Directors, the stockholder must give written notice to our Secretary not less than 90 days prior to the date of our proxy materials for the preceding year’s annual meeting; provided, however, that if the date of the annual meeting is advanced more than 20 days prior to or delayed by more than 60 days after the anniversary of the preceding year’s annual meeting, notice by the stockholder, to be timely, must be received not earlier than the close of business on the 120th day prior to the date of such annual meeting and not later than the close of business on the later of (A) the 90th day prior to the date of such annual meeting or (B) the tenth day following the first to occur of (i) the day on which notice of the date of the annual meeting was mailed or otherwise transmitted or (ii) the day on which we first make public announcement of the date of the annual meeting. The notice must include the stockholder’s name, record address, and number of shares owned, describe briefly the proposed business, the reasons for bringing the business before the annual meeting, and any material interest of the stockholder in the proposed business. In the case of nominations to the Board of Directors, certain information regarding the nominee must be provided. Nothing in this paragraph shall be deemed to require us to include in the proxy statement and proxy relating to an annual meeting any stockholder proposal that does not meet all of the requirements for inclusion established by the SEC in effect at the time such proposal is received.
Advance written notice of business or nominations to the Board of Directors to be brought before the 2011 Annual Meeting of Stockholders must be given to us no later than January 25, 2011. The date on which the 2011 Annual Meeting of Stockholders is expected to be held is April 25, 2011.
STOCKHOLDER PROPOSALS
In order to be eligible for inclusion in our proxy materials for our 2011 Annual Meeting of Stockholders, any stockholder proposal to take action at such meeting must be received at our executive office, 225 North Main Street, Cape May Court House, New Jersey 08210, no later than January 25, 2011. Any such proposals shall be subject to the requirements of the proxy rules adopted under the Securities Exchange Act of 1934.
OTHER MATTERS
The Board of Directors is not aware of any business to come before the annual meeting other than the matters described above in the Proxy Statement. However, if any matters should properly come before the annual meeting, it is intended that the holders of the proxies will act in accordance with their best judgment.

MISCELLANEOUS
The cost of solicitation of proxies will be borne by Cape Bancorp, Inc. We will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of shares of common stock. In addition to solicitations by mail, our directors, officers and regular employees may solicit proxies personally, by telegraph, telephone or other forms of communication without additional compensation. A copy of our Annual Report on Form 10-K for the year ended December 31, 2009 is available on our website at www.capebanknj.com. Any stockholder who has not received a copy of such Annual Report may obtain a copy by writing to us.

BY ORDER OF THE BOARD OF DIRECTORS
/s/ Joan B. Ditmars
Joan B. Ditmars
Corporate Secretary
Cape May Court House, New Jersey
March 19, 2010

☒	PLEASE MARK VOTES AS IN THIS EXAMPLE	REVOCABLE PROXY CAPE BANCORP, INC.

ANNUAL MEETING OF STOCKHOLDERS
APRIL 26, 2010
10:00 A.M., LOCAL TIME
THIS PROXY IS SOLICITED ON BEHALF OF THE
BOARD OF DIRECTORS
The undersigned hereby appoints the official proxy committee of Cape Bancorp, Inc. (the “Company”), consisting of Michael D. Devlin, Agostino R. Fabietti, Robert F. Garrett, III, Louis H. Griesbach, Jr., Joanne D. Kay, James J. Lynch and Matthew J. Reynolds or any of them, with full power of substitution in each, to act as proxy for the undersigned, and to vote all shares of common stock of the Company which the undersigned is entitled to vote only at the Annual Meeting of Stockholders to be held on April 26, 2010 at 10:00 a.m., local time, at The Cape Bank Conference Center, 211 North Main Street, Cape May Court House, New Jersey, and at any and all adjournments thereof, with all of the powers the undersigned would possess if personally present at such meeting as follows:

Please be sure to date and sign this proxy card in the box below.	Date

Sign above

		With-	For All
	For	hold	Except
1. The election as directors of all nominees listed (unless the “For All Except” box is marked and the instructions below are complied with).	☐	☐	☐

Frank J. Glaser, David C. Ingersoll, Jr., and Thomas K. Ritter.

INSTRUCTION: To withhold authority to vote for any individual nominee, mark “For All Except” and write that nominee’s name in the space provided below.

	For	Against	Abstain
2. The ratification of the appointment of KPMG LLP as independent registered public accounting firm of Cape Bancorp, Inc. for the fiscal year ending December 31, 2010.	☐	☐	☐

3. The transaction of such other business as may properly come before the Annual Meeting, and any adjournments or postponement thereof.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”
THE LISTED PROPOSAL.
This proxy is revocable and will be voted as directed, but if no instructions are specified, this proxy, properly signed and dated, will be voted “FOR” each of the proposals listed. If any other business is presented at the Annual Meeting, including whether or not to adjourn the meeting, this proxy will be voted by the proxies in their judgment. At the present time, the Board of Directors knows of no other business to be presented at the Annual Meeting. This proxy also confers discretionary authority on the Proxy Committee of the Board of Directors to vote with respect to the election of any person as director where the nominees are unable to serve or for good cause will not serve and matters incident to the conduct of the meeting.

     Detach above card, sign, date and mail in postage paid envelope provided.
CAPE BANCORP, INC.
PLEASE ACT PROMPTLY
PLEASE COMPLETE, DATE, SIGN, AND MAIL THIS PROXY CARD PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.
The above signed acknowledges receipt from the Company prior to the execution of this proxy of a Notice of Annual Meeting of Stockholders, a Proxy Statement and an Annual Report to Stockholders.
Please sign exactly as your name appears on this card. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If shares are held jointly, each holder may sign but only one signature is required.
IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH THE PROXY IN THE ENVELOPE PROVIDED.

Rev. 1	6370